Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Altice USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Altice USA, Inc. Class A Common Stock, par value $0.01 per share	457(c) and 457(h)	35,000,000 (1)	$9.15 (1)	$320,325,000 (2)	$92.70 per $1,000,000	$29,687.18
Total Offering Amounts					$320,325,000		$29,687.18
Total Fee Offsets							$—
Net Fee Due							$29,687.18
(1)The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) for purposes of calculating the registration fee, is $9.15, which was determined based on the average of the high and low prices of one share of Altice USA, Inc. (the “Registrant”) Class A common stock, par value $.01 per share (the “Common Stock”), on the New York Stock Exchange on June 14, 2022.
(2)Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.